Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Eileen Cassidy Rivera
eileen.rivera@vangent.com
703-284-5674
VANGENT, INC. ANNOUNCES SECOND QUARTER 2010
FINANCIAL RESULTS
•	Second Quarter Revenue Increased 59% to $214.8 Million over Second Quarter 2009 Driven by Government Group
•	Operating Income Grew 193% to $15.4 Million and Adjusted EBITDA Grew 69% to $24.1 Million in Second Quarter 2010
•	Definitive Agreement Signed to Acquire Buccaneer Computer Systems and Service, Inc., a Leading Provider of Health IT and Data Analytics for Government Healthcare Market
Arlington, VA — August 6, 2010 — Vangent, Inc., a leading global provider of information management and strategic business process services, today announced its second quarter 2010 financial results.
Quarter-to-Quarter Comparison
Vangent reported revenue from continuing operations of $214.8 million for the quarter ended July 3, 2010, an increase of $79.7 million or 59% compared to $135.1 million in the quarter ended June 27, 2009.
The increase in total revenue from continuing operations reflects an $83.0 million or 72% increase in revenue from the Government Group. The increase is primarily attributable to $85.9 million in revenue from Vangent’s 2010 U.S. Census contract. Vangent also had growth with its core government customers, including $2.1 million in increased revenue from contracts with the Office of Federal Student Aid at the U.S. Department of Education and the U.S. State Department.
Offsetting the increase in Government Group revenue was a $4.5 million decline in Human Capital Group revenue for the quarter ended July 3, 2010. The decline in revenue is due to the first quarter 2010 completion of Vangent’s contract with the U.S. Air Force to modernize the learning infrastructure of the Royal Saudi Air Force.
Operating income increased 193% to $15.4 million for the quarter ended July 3, 2010 compared to $5.3 million for the quarter ended June 27, 2009. The increase in operating income was primarily due to an increase in revenue related to Vangent’s U.S. Census contract.
Net income from continuing operations improved to $8.0 million for the three months ending July 3, 2010 compared to a net loss of $3.2 million in the year ago period. Including the impact of discontinued operations, Vangent reported a net loss of $8.1 million for the three months ended July 3, 2010, an increase of $2 million compared to the prior year quarter. The increase in the Company’s net loss reflects a $15.3 million non-cash charge to increase the provision for an expected loss on the disposal of the Latin America business.

Adjusted EBITDA grew to $24.1 million for the second quarter of 2010, compared with $14.3 million for the prior year quarter. The increase in Adjusted EBITDA was primarily attributable to the increase in Government Group operating income.
Vangent booked $59.3 million in new backlog in the second quarter of 2010. Vangent’s total contract backlog, which is the amount of revenue the Company expects to realize over the remaining term of the contracts, including the base period and all option years, totaled $1.7 billion at July 3, 2010. Vangent’s funded backlog, the portion for which funding has been authorized, totaled $386.7 million at July 3, 2010.
“We delivered solid revenue performance in the second quarter, capping off a strong first half of 2010 driven by our core Government Group business,” said Mac Curtis, President and Chief Executive Officer of Vangent. “As our work winds down with the U.S. Census, we continued to grow our portfolio of business with the Military Health System and won new business with Veterans Affairs and the National Oceanographic and Atmospheric Administration. We are actively pursuing opportunities to drive continued growth and a significant number of new business opportunities are under evaluation. As we enter the busy government procurement season, we are well positioned to capture additional new business in strategic growth areas.”
Liquidity, Cash Flow and Balance Sheet Information
Total long-term debt at July 3, 2010 was $406.8 and cash and cash equivalents were $37.5 million. Net cash provided by operating activities from continuing operations was $30.9 million for the three months ended July 3, 2010, an increase of $11.3 million compared to the prior year period primarily driven by earnings as well as a decrease in the Company’s Days Sales Outstanding metric. Vangent’s total liquidity, which includes $49.8 million available under its revolving credit facility, was $87.3 million.
Acquisition of Buccaneer Computer Systems and Service, Inc.
Vangent signed a definitive agreement on August 5, 2010 to acquire Buccaneer Computer Systems and Service, Inc., “Buccaneer,” a leading provider of IT services, infrastructure, secure data hosting and data analytics for Federal and state government customers. Headquartered in Warrenton, Virginia, Buccaneer has over 450 employees.
Under the terms of the agreement, Vangent will purchase privately held Buccaneer for $65 million in cash, subject to post-closing adjustments. The acquisition is expected to be immediately accretive to Vangent earnings in fiscal year 2010, excluding acquisition-related charges, and a more significant contributor to earnings in fiscal year 2011. The transaction is expected to close during the third quarter of fiscal 2010.
“Acquiring Buccaneer deepens our IT infrastructure and data analytics capabilities, particularly in the growing government healthcare market,” stated Curtis. “Buccaneer is a very successful company run by an experienced management team that shares our passion and commitment to providing exceptional customer service. The company is well-known and well-respected by its customers at CMS, FDA and the Department of Defense, agencies where Vangent has experience. The synergies between our companies will pave the way to a seamless transition and integration. We are excited about Buccaneer joining Vangent and the unique capabilities we will offer present and future customers.”

Q2 2010 Financial Results Conference Call
The conference call will take place on August 6, 2010 at 11:00 am ET. Interested parties may call (888) 300-2343 and request the “Vangent Second Quarter 2010 Financial Results Conference Call,” conference ID # 4263809.
Audio Replay
A replay of the earnings call can be heard after 2:00 p.m. on August 6, 2010 until August 20, 2010. To hear the replay, dial (888) 203-1112 and enter the same conference ID #4263809.
Vangent’s second quarter 2010 financial statements including its Quarterly Report on Form 10-Q will be made available on the company’s website at www.vangent.com in connection with Vangent Q2 2010 Financial Results Conference Call.
About Vangent, Inc.
With more than 8,000 employees worldwide, Vangent, Inc. is a global provider of consulting, systems integration, human capital management and strategic business process services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, State and Labor; U.S. Census Bureau, the U.S. Office of Personnel Management and Veterans Affairs, as well as Fortune 500 companies.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Vangent, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009
Revenue	$214,846	$135,115	$409,043	$267,988
Cost of revenue	182,459	115,918	340,685	223,284

Gross profit	32,387	19,197	68,358	44,704
General and administrative expenses	11,494	9,547	23,684	19,237
Selling and marketing expenses	5,447	4,386	11,122	8,529

Operating income	15,446	5,264	33,552	16,938
Interest expense and other, net	7,362	8,533	15,598	16,884

Income (loss) from continuing operations before income taxes	8,084	(3,269)	17,954	54
Provision for income taxes	1,851	1,694	3,685	3,438

Income (loss) from continuing operations	6,233	(4,963)	14,269	(3,384)
Loss from discontinued operations, net of tax	(14,348)	(1,149)	(16,785)	(1,764)

Net loss	$(8,115)	$(6,112)	$(2,516)	$(5,148)

Statements of Operations Data as a Percent of Revenue
Revenue	100.0%	100.0	100.0%	100.0
Cost of revenue	84.9	85.8	83.3	83.3

Gross profit margin	15.1	14.2	16.7	16.7
General and administrative expenses	5.3	7.1	5.8	7.2
Selling and marketing expenses	2.6	3.2	2.7	3.2

Operating income margin	7.2	3.9	8.2	6.3
Interest expense, net	3.4	6.3	3.8	6.3

Income before income taxes	3.8	(2.4)	4.4	—
Provision for income taxes	0.9	1.3	0.9	1.3

Income (loss) from continuing operations	2.9	(3.7)	3.5	(1.3)
Loss from discontinued operations, net of tax	(6.7)	(0.9)	(4.1)	(0.7)

Net loss	(3.8)%	(4.5)	(0.6)%	(1.9)

Vangent, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 3,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$37,533	$44,638
Trade receivables, net	140,212	109,846
Prepaid expenses and other assets	11,850	10,353
Assets of discontinued operations	6,718	15,036

Total current assets	196,313	179,873

Property and equipment, net	22,914	25,124
Intangible assets, net	140,948	151,860
Goodwill	267,401	268,212
Deferred debt financing costs and other	7,355	8,433
Assets of discontinued operations	—	6,727

Total assets	$634,931	$640,229

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$—	$13,534
Accounts payable and accrued liabilities	75,422	64,849
Accrued interest payable	7,950	8,186
Deferred tax liability	4,412	5,628
Deferred revenue	4,288	3,976
Liabilities of discontinued operations	5,631	7,521

Total current liabilities	97,703	103,694

Long-term debt, net of current portion	406,754	406,832
Other long-term liabilities	5,009	7,194
Deferred tax liability	16,286	12,144
Liabilities of discontinued operations	199	502

Total liabilities	525,951	530,366

Stockholder’s equity	108,980	109,863

Total liabilities and stockholder’s equity	$634,931	$640,229

Vangent, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended
	July 3,	June 27,
	2010	2009
Cash flows from operating activities
Net loss	$(2,516)	$(5,148)
Less: Loss from discontinued operations, net of tax	(16,785)	(1,764)

Income (loss) from continuing operations	14,269	(3,384)
Depreciation and amortization	16,441	16,152
Deferred taxes and other non-cash charges	4,985	4,665
Net changes in operating assets and liabilities:
Trade receivables	(30,544)	6,400
Prepaid expenses and other assets	(4,339)	(4,682)
Accounts payable and other liabilities	13,045	(9,502)

Continuing operations, net	13,857	9,649
Discontinued operations, net	(2,870)	(2,574)

Net cash provided by operating activities	10,987	7,075

Cash flows from investing activities
Capital expenditures, continuing operations	(3,526)	(4,779)
Discontinued operations, net	(811)	(1,760)

Net cash used in investing activities	(4,337)	(6,539)

Cash flows from financing activities
Repayment of senior secured term loan	(13,612)	—
Other	(53)	(163)

Net cash used in financing activities, continuing operations	(13,665)	(163)
Effect of exchange rate changes on cash and cash equivalents	(170)	258

Net increase (decrease) in cash and cash equivalents	(7,185)	631
Total cash and cash equivalents, beginning of period	45,584	21,134

Total cash and cash equivalents, end of period	38,399	21,765
Less: Cash and cash equivalents, discontinued operations	866	1,601

Cash and cash equivalents, continuing operations	$37,533	$20,164

Vangent, Inc.
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	July 3,	June 27,	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009	2010	2009
Net loss	$(8,115)	$(6,112)	$(2,516)	$(5,148)	$(31,375)	$(20,677)
Provision for income taxes	1,851	1,694	3,685	3,438	7,041	4,764
Interest expense, net of interest income	7,461	8,533	15,731	16,884	33,128	34,411
Depreciation and amortization	8,084	8,030	16,441	16,142	32,166	32,925

EBITDA	9,281	12,145	33,341	31,316	40,960	51,423
Loss from discontinued operations	14,348	1,149	16,785	1,764	31,816	4,927
Impairment charges for goodwill and intangibles	—	—	—	—	11,227	13,766
Equity-based compensation expense	237	264	499	511	1,037	971
Management fee	296	290	561	658	1,192	1,235
Other	(32)	422	(43)	764	5	2,350

Adjusted EBITDA	$24,130	$14,270	$51,143	$35,013	$86,237	$74,672

(a)	EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. Management uses this measure as an indicator of operating performance. EBITDA is not an indicator of financial performance under generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.

(b)	Adjusted EBITDA is a financial measure used to calculate the consolidated leverage ratio, one of the more restrictive financial covenants under the senior secured credit facility. Adjusted EBITDA, as defined, excludes (i) discontinued operations, (ii) impairment charges for goodwill and intangibles, (iii) equity-based compensation expense, (iv) management fee and expenses paid to Veritas Capital, and (vi) and other items included in the debt agreement.
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